Exhibit 99.1

Quanex Building Products Appoints Gabriela Garcia as Chief Accounting Officer

HOUSTON, TEXAS – October 20, 2025 - Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) announced the appointment of Gabriela Garcia as Chief Accounting Officer, effective today. In this role, Garcia will lead the Company’s global accounting function and will oversee financial reporting and compliance, internal controls, tax, and accounting policies while driving operational efficiency across the finance function.

Scott Zuehlke, Chief Financial Officer and Treasurer, commented, “Gabriela’s appointment to Chief Accounting Officer comes at a time of transformational growth at Quanex. Her breadth of leadership and global accounting experience will help ensure that we are practicing and implementing best-in-class accounting processes while maintaining a robust controls environment. We look forward to her contributions as we continue to execute on our profitable growth strategy.”

Garcia most recently served as Chief Accounting Officer and Corporate Controller at Rayonier Advanced Materials from 2020 to 2025. From 2012 to 2019, she served as Assistant Controller and Controller at Nexeo Solutions. Overall, she has over 25 years of progressive accounting, reporting and transactional experience across several publicly traded companies. Garcia earned a BBA in marketing from the University of Texas at Arlington, an MBA in finance from Houston Baptist University and a MS in accounting from the University of St. Thomas. She is also a Certified Public Accountant.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets. The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, solar, refrigeration, custom mixing, building access and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com